Exhibit 10.1

FIRST AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This First Amendment to Third Amended and Restated Credit Agreement (this “Amendment”) is made as of May 6, 2019, by and among CERNER CORPORATION, a Delaware corporation (the “Borrower”); U.S. BANK NATIONAL ASSOCIATION, a national banking association, COMMERCE BANK, a Missouri banking corporation, and BANK OF AMERICA, N.A., a national banking association, (each a “Bank” and, collectively, the “Banks”); BANK OF AMERICA, N.A., a national banking association, as Joint Lead Arranger, Joint Bookrunner, an Issuing Bank and Documentation Agent (in such capacity, the “Documentation Agent”); and U.S. BANK NATIONAL ASSOCIATION, as agent for the Banks hereunder (in such capacity, the “Administrative Agent” or “Agent”), Joint Lead Arranger, an Issuing Bank, and Joint Bookrunner. Capitalized terms used and not defined in this Amendment have the meanings given to them in the Credit Agreement referred to below.
Preliminary Statements
(a)The Banks and the Borrower are parties to the Third Amended and Restated Credit Agreement dated as of October 30, 2015, (as the same may be amended, renewed, restated, replaced, consolidated or otherwise modified from time to time, the “Credit Agreement”).

(b)The Borrower has requested an increase in the principal amount of the Commitments extended under the Credit Agreement as well as certain modifications to the terms of the Credit Agreement as set forth in this Amendment.

(c)The Banks are willing to agree to the requested modifications, subject, however, to the terms, conditions and agreements set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Modification to Section 1.1 - Defined Terms. The following modifications are hereby made to Section 1.1 of the Credit Agreement:

(a)The definition of “Applicable Margin” is hereby deleted and is replaced in its entirety with the following:

“Applicable Margin” shall mean, at any date, (1) in the case of Base Rate Loans, 0.00%, (2) in the case of LIBOR Loans, 1.60%, (3) in the case of Letter of Credit Fees, 1.00%, and (4) in the case of the Unused Line Fee, 0.150%; provided, however, that, if the Applicable Margin Calculation Certificate delivered by the Borrower to the Administrative Agent for the most recently preceding fiscal quarter demonstrates that the Net Leverage Ratio for such preceding fiscal quarter was within any of the ranges set forth below, then the Applicable Margin from and after the first day of the first full month after the date the Administrative Agent receives the Applicable Margin Calculation Certificate shall be reduced to (if such is the case) and shall equal, for such type of Loan, the Letter of Credit Fees or the Unused Line Fee, as the case may be, the amount set forth below opposite the Net Leverage Ratio for such preceding fiscal quarter.

Level	Net Leverage Ratio	Applicable Margin for Base Rate Loans	Applicable Margin for LIBOR Loans	Applicable Margin for Letter of Credit Fees	Applicable Margin for Unused Line Fee
I.	greater than 2.5 to 1.0	0.00%	1.60%	1.00%	0.150%
II.	greater than 2.0 to 1.0 but less than or equal to 2.5 to 1.0	0.00%	1.40%	0.875%	0.125%
III.	greater than 1.5 to 1.0 but less than or equal to 2.0 to 1.0	0.00%	1.20%	0.750%	0.100%
IV.	greater than 1.0 to 1.0 but less than or equal to 1.5 to 1.0	0.00%	1.00%	0.625%	0.080%
V.	less than or equal to 1.0 to 1.0	0.00%	0.80%	0.500%	0.060%

provided, further, that (a) from May 6, 2019 through August 31, 2019, the Applicable Margin for Base Rate Loans, LIBOR Loans, the Letter of Credit Fees and the Unused Line Fee shall be that set forth in Level V (in accordance with the Borrower’s Applicable Margin Calculation Certificate for the fiscal quarter ending March 30, 2019), and (b) if the Borrower fails to timely deliver an Applicable Margin Calculation Certificate to the Administrative Agent, or the Administrative Agent reasonably disputes the calculations set forth therein or the accuracy of the related financial statements, then the Applicable Margin from and after the first day of the first full month after the latest date the Administrative Agent could have received the Applicable Margin Calculation Certificate in compliance with Section 6.1(h) hereof shall be the Applicable Margin set forth in Level I above.
(b)Subpart (e) of the definition of “Defaulting Bank” is deleted and is hereby replaced with the following:

(e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or (iii) become the subject of a Bail-In Action; provided, that a Bank shall not become a Defaulting Bank solely as the result of (x) the acquisition or maintenance of an ownership interest in such Bank or a Person controlling such Bank or (y) the exercise of control over a Bank or a Person controlling such Bank, in each case, by a governmental authority or an instrumentality thereof.

(c)The definition of “FATCA” is hereby deleted and is replaced in its entirety with the following:

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

(d)The definition of “Federal Funds Rate” is hereby deleted and is replaced in its entirety with the following:

“Federal Funds Rate” means, for any day, the greater of (a) zero percent (0.0%) and (b) the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Central time) on such day on such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion
(e)The definition of “Indebtedness” is hereby deleted and is replaced in its entirety with the following:

“Indebtedness“ shall mean, as to any Person, on a consolidated basis with such Person’s Subsidiaries, without duplication: (1) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments, (2) all obligations of such Person for the deferred purchase price of property or services, except trade accounts payable and accrued liabilities arising in the ordinary course of business, (3) all finance leases of such Person, determined in accordance with GAAP, (4) all Indebtedness of others secured by a Lien on any properties, assets or revenues of such Person to the extent of the value of the property subject to such Lien, (5) all Indebtedness of others Guaranteed by such Person and (6) all obligations of such Person, contingent or otherwise, in respect of any letters of credit or bankers’ acceptances.
(f)The definition of “Leverage Ratio” is hereby deleted and is replaced in its entirety with the following:

“Net Leverage Ratio” shall mean, at any date, the ratio of (1) Consolidated Total Funded Debt on such date less cash and cash equivalents, to (2) the sum of Consolidated EBITDA for the four fiscal quarters of the Borrower then most recently ended.
(g)The definition of “LIBOR” is hereby deleted and is replaced in its entirety with the following:

“LIBOR” means, with respect to an advance for the relevant Interest Period, the greater of (a) zero percent (0.0%) and (b) the applicable interest settlement rate for deposits in Dollars administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) appearing on the applicable Reuters Screen (or on any successor or substitute page on such screen) as of 11:00 a.m. (London time) on the Quotation Date for such Interest Period, and having a maturity equal to such Interest Period, provided that, if the applicable Reuters Screen (or any successor or substitute page) is not available to the Administrative Agent for any reason, applicable LIBOR for the relevant Interest Period shall instead be the applicable interest settlement rate for deposits in Dollars administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) as reported by any other generally recognized financial information service selected by the Administrative Agent as of 11:00 a.m. (London time) on the Quotation Date for such Interest Period, and having a maturity equal to such Interest Period. “Quotation Date” means, in relation to any Interest Period for which an interest rate is to be determined, two (2) Business Days before the first day of that period.
(h)The definition of “Revolving Credit Termination Date” is hereby deleted and is replaced in its entirety with the following:

“Revolving Credit Termination Date” shall mean May 5, 2024; provided, however, that if such date would otherwise fall on a date which is not a Business Day, the Revolving Credit Termination Date shall be the next preceding Business Day.
(i)The definition of Significant Subsidiary is hereby deleted and is replaced in its entirety with the following:

“Significant Subsidiary” shall mean Cerner Properties, Inc., Cerner Health Connections, Inc., Cerner Healthcare Solutions, Inc., Cerner Innovation, Inc., Cerner Property Development, Inc., Cerner Health Services, Inc., Cerner Government Services, Inc. and Cerner International, Inc. Banks acknowledge that any Significant Subsidiary may be merged into Borrower and such merger will not require consent or otherwise violate the terms of this Agreement.
(j)The following defined terms are hereby added to Section 1.1:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
2.Replacement of Terms.

(a)All references to “Leverage Ratio” contained in the Credit Agreement and any of the Credit Documents are hereby deleted and replaced with “Net Leverage Ratio”.

(b)All references to Affiliate in Section 6.2 and 6.4 of the Credit Agreement are deleted and replaced with Subsidiary.

3.References to Capital Leases. As used in the Credit Agreement, references to “Capital Lease Obligations” and “capital leases” shall be deemed to be references to finance leases determined in accordance with GAAP.

4.New Section 1.4. The following Section 1.4 is hereby added to the Credit Agreement:

1.4    Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.
5.Revolving Credit Loans. The second paragraph of Section 2.1(a) is deleted and replaced with the following:

Notwithstanding anything herein to the contrary, on or after the Closing Date, the Borrower may increase the total amount of this credit facility, as such amount is provided in the immediately preceding paragraph, in an aggregate principal amount of up to $300,000,000 (for a total credit facility in an aggregate principal amount of up to $1,000,000,000) subject to the arrangement of additional commitments with financial institutions acceptable to the Borrower and the Administrative Agent; provided that in each case (1) no Bank will be required to increase its Revolving Credit Loan Commitment, (2) the Administrative Agent shall have no responsibility to arrange any such additional commitments unless the Administrative Agent shall consent to such undertaking in a prior writing; and in any event, the Administrative Agent’s responsibility to arrange any additional commitments shall be subject to such conditions, including, but not limited to, fee arrangements, as the Administrative Agent may provide in connection therewith, (3) there is no continuing Default or Event of Default, and (4) the conditions to making a borrowing, as provided in Section 4.1 below, are satisfied.
6.Amendment to Section 2.2 (Letters of Credit).

(a)Subpart (a) of Section 2.2 of the Credit Agreement is deleted and is replaced with the following:

(a)    Each Issuing Bank agrees, subject to the terms and conditions of this Agreement, to issue one or more letters of credit (each, a “Letter of Credit”) for the account of the Borrower on any Business Day from the Closing Date to but excluding the Revolving Credit Termination Date as so requested by the Borrower; provided, however, that the Issuing Bank shall not be obligated to issue any Letter of Credit if (1) the LC Exposure of all Banks exceeds, or would exceed with the issuance of such Letter of Credit, $100,000,000, (2) the aggregate LC Exposure of all Banks at such time plus the aggregate principal balance of all Revolving Credit Loans then outstanding exceeds or would exceed if such Letter of Credit were issued, the total Commitments of all Banks at such time, (3) any Default or Event of Default then exists or would result therefrom, (4) the expiry date of such Letter of Credit occurs, or under any circumstances may occur, on or after the date which is three (3) years following the Revolving Credit Termination Date, (5) the Borrower fails to sign such Reimbursement Agreements and other documents as the Issuing Bank may reasonably request in connection with the issuance of such Letter of Credit, or (6) the form or contents of such requested Letter of Credit are not reasonably acceptable to the Issuing Bank.

(b)Subpart (l) of Section 2.2 of the Credit Agreement is deleted and is replaced with the following:

(l) To the extent the expiry date of a Letter of Credit may occur on a date which is after the Revolving Credit Termination Date but prior to the date which is three (3) years following the Revolving Credit Termination Date, the Borrower will, on or before the Revolving Credit Termination Date, collateralize the related exposure of such Letter of Credit by providing cash collateral in an amount equal to 105% of such related exposure.
7.Addition to Section 2.3 (Borrowings). The following is added as new subsection 2.3(c) to the Credit Agreement:

(c)    The Borrower hereby authorizes the Administrative Agent and each Bank to make fundings under the Loans upon receipt of an oral or a written request therefor from an Authorized Officer. The Administrative Agent and each Bank shall be entitled to rely upon, and shall not incur any liability for relying upon, any such oral or written request believed by it to be genuine and to have been signed, sent or made by an authorized Person. Upon request by the Administrative Agent or any Bank, the Borrower agrees to deliver promptly to the Administrative Agent and each Bank a written confirmation of each oral request. If the written confirmation of any oral request differs in any material respect from the action taken by the Administrative Agent or any Bank, the records of the Administrative Agent and/or the Bank will control, absent manifest error.
8.Amendment to Section 2.15 (Minimum Amounts). Section 2.15 of the Credit Agreement is deleted and is replaced in its entirety with the following:

2.15    Minimum Amounts. Each borrowing of or Conversion into Base Rate Loans shall be in an amount of at least $100,000 and a whole multiple of $25,000, and each borrowing of, Conversion into or Continuation of LIBOR Loans shall be in a minimum amount of $1,000,000 and a whole multiple of $500,000 (borrowings, Conversions or Continuations of or into Loans of different types or, in the case of LIBOR Loans, having different Interest Periods at the same time hereunder to be deemed separate borrowings or Conversions for purposes of the foregoing, one for each type or Interest Period). Anything in this Agreement to the contrary notwithstanding, the aggregate principal amount of LIBOR Loans having the same Interest Period shall be at least equal to $1,000,000 and, if any LIBOR Loans would otherwise be in a lesser principal amount for any period, such Loans shall be Base Rate Loans during such period.
9.Addition to Section 2.18(a) (Set off Rights). The following is added to the end of Section 2.18(a) of the Credit Agreement:

Notwithstanding anything herein to the contrary, no Bank shall exercise its right of set off without the prior consent of the Administrative Agent.
10.Addition to Section 2.20 (Taxes). The following is added as new subsection 2.20(j) to the Credit Agreement:

(j)    For purposes of determining withholding Taxes imposed under FATCA, from and after May 6, 2019, the Borrower and the Administrative Agent shall treat (and the Banks hereby authorize the Administrative Agent to treat) the Loans and the Letters of Credit as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
11.Modification to Section 3.4 (Limitations on Types of Loans; Adequacy of Interest Rate). Section 3.4 of the Credit Agreement is deleted and is replaced with the following:

3.4. Availability of Types of Advances; Adequacy of Interest Rate.

(a)If the Administrative Agent or the Majority Banks determine

(i)    that deposits of a type and maturity appropriate to match fund advances based on LIBOR are not available to such Banks in the relevant market, or

(ii)    that the interest rate applicable to advances based on LIBOR is not ascertainable or does not adequately and fairly reflect the cost of making or maintaining advances based on LIBOR,

then the Administrative Agent shall suspend the availability of advances based on LIBOR and require any affected LIBOR Loans to be repaid or converted to Base Rate Loans, subject to the payment of any funding indemnification amounts required by Section 3.7.
(b)    Notwithstanding the foregoing, in the event the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 3.4(a)(ii) have arisen and such circumstances are unlikely to be temporary, (ii) ICE Benchmark Administration (or any Person that takes over the administration of such rate) discontinues its administration and publication of interest settlement rates for deposits in Dollars, or (iii) the supervisor for the administrator of the interest settlement rate described in clause (ii) of this Section 3.4(b) or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which such interest settlement rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall seek to jointly agree upon an alternate rate of interest to the Daily LIBOR Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and the Administrative Agent and the Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in this Agreement, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Banks, a written notice from the Majority Banks stating that such Majority Banks object to such amendment. Until an alternate rate of interest shall be determined in accordance with this Section 3.4(b), (x) any request pursuant to this Agreement that requests the conversion of any Loan to, or continuation of any Loan as, a LIBOR Loan shall be ineffective and any such Loan shall be continued as or converted to, as the case may be, a Loan with an interest rate equal to the Prime Rate minus 2%, and (y) if any request pursuant to this Agreement requests a LIBOR Loan, such Loan shall be made as a Loan with an interest rate equal to the Prime Rate minus 2%. If the alternate rate of interest determined pursuant to this Section 3.3(b) shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

12.Modification of Sections 3.5 and 3.6. The term “Base Rate Loans” where it appears in Section 3.5 and Section 3.6 of the Credit Agreement is hereby replaced with the phrase “Loans with an interest rate equal to the Prime Rate minus 2%.”

13.Addition to Section 3.8 (Defaulting Banks). The following sentence is added to the end of Subsection 3.8(c) of the Credit Agreement:

Subject to Section 3.11, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Bank arising from that Bank having become a Defaulting Bank, including any claim of a non-Defaulting Bank as a result of such non-Defaulting Bank’s increased exposure following such reallocation.

14.Modification of Section 3.9. The first sentence of Section 3.9(a) of the Credit Agreement is hereby amended by inserting the phrase “or if any Bank does not approve an amendment proposed in accordance with Section 3.4(b) of this Agreement” after the phrase “or if any Bank is a Defaulting Bank.”

15.New Section 3.11. The following Section 3.11 is hereby added to the Credit Agreement:

3.11    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

16.New Section 3.12. The following Section 3.12 is hereby added to the Credit Agreement:

3.12    Certain ERISA Matters.

(a)Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Bank is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Plans with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more prohibited transaction exemptions issued by the Department of Labor (each, a “PTE”), such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Bank.

(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Bank or (2) a Bank has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Bank involved in such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).

17.Modification of Section 5.18 (Use of Proceeds). The first sentence of Section 5.18 of the Credit Agreement is deleted and is hereby replaced with the following:

The proceeds of the Loans will be used by the Borrower for working capital and for general corporate purposes, including but not limited to Acquisitions that are permitted by the terms of this Agreement and share repurchases.
18.New Section 5.20. The following Section 5.20 is hereby added to the Credit Agreement:

5.20    EEA Financial Institution. Borrower is not an EEA Financial Institution.
19.Addition to Section 6.1 (Information). The following is added as new subsection 6.1(j) to the Credit Agreement:
(j) on or promptly after any time at which the Borrower or any Subsidiary becomes subject to the Beneficial Ownership Regulation (based on the Beneficial Ownership Regulation as in effect as of May 6, 2019), a completed Beneficial Ownership Certification in form and substance acceptable to the Administrative Agent and thereafter, any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.
20.Modification of Section 6.6 (Total Funded Debt to EBITDA). Section 6.6 of the Credit Agreement is hereby deleted and is replaced in its entirety with the following:

6.6 Total Funded Net Debt to EBITDA. The Borrower shall maintain, as of the last day of each fiscal quarter, a ratio of (a) the sum of Consolidated Total Funded Debt, as of such date, less cash and cash equivalents, to (b) the sum of Consolidated EBITDA for the four fiscal quarters then ending, of less than 3.0 to 1.
21.New Section 9.20. The following Section 9.20 is hereby added to the Credit Agreement:

9.20    Electronic Records
The Borrower hereby acknowledges the receipt of a copy of this Agreement and all other Credit Documents. The Administrative Agent and each Bank may, on behalf of the Borrower, create a microfilm, optical disk or other electronic image of this Agreement and any or all of the Credit Documents. The Administrative Agent and each Bank may store the electronic image of this Agreement and Credit Documents in its electronic form and then destroy the paper original as part of the Administrative Agent’s and each Bank’s normal business practices, with the electronic image deemed to be an original and of the same legal effect, validity and enforceability as the paper originals. The Administrative Agent and each Bank are authorized, when appropriate, to convert any note into a “transferable record” under the Uniform Electronic Transactions Act.
22.Reference to $100,000,000 Facility. The reference to “$100,000,000” on the cover page of the Credit Agreement is hereby deleted.

23.New Exhibit A (Bank and Commitment Amounts). Exhibit A attached to the Credit Agreement is hereby deleted and is replaced with Exhibit A attached to this Amendment.

24.New Compliance Certificate Form (Exhibit F). Exhibit F attached to the Credit Agreement is hereby deleted and is replaced with Exhibit F attached to this Amendment.

25.Updated Schedules (Schedule 1.1 and Schedule 5.12). Schedule 1.1 and Schedule 5.12 attached to the Credit Agreement are hereby deleted and are replaced with Schedule 1.1 and Schedule 5.12 attached to this Amendment.

26.Notice of Authorized Officers. The Borrower hereby confirms that the individuals and titles identified in the Notice of Authorized Borrowers dated October 30, 2015 provided by Borrower to the Administrative Agent remain true and accurate as of the date of this Amendment.

27.Reaffirmation of Credit Documents. The Borrower reaffirms its obligations under the Credit Agreement, as amended hereby, and the other Credit Documents to which it is a party or by which it is bound, and represents, warrants and covenants to the Agent and the Banks, as a material inducement to the Administrative Agent and each Bank to enter into this Amendment, that (a) the Borrower has no and in any event waives any, defense, claim or right of setoff with respect to its obligations under, or in any other way relating to, the Credit Agreement, as amended hereby, or any of the other Credit Documents to which it is a party, or the Administrative Agent’s or any Bank’s actions or inactions in respect of any of the foregoing, and (b) all representations and warranties made by or on behalf of the Borrower in the Credit Agreement and the other Credit Documents are true and complete on the date hereof as if made on the date hereof.

28.Conditions Precedent to Amendment. Except to the extent waived in a writing signed by the Administrative Agent and delivered to the Borrower, the Administrative Agent and the Banks shall have no duties under this Amendment until the Administrative Agent shall have received fully executed originals of each of the following, each in form and substance satisfactory to the Administrative Agent:

(a)Amendment. This Amendment;

(b)Notes. A new Revolving Credit Note executed by Borrower in favor of each Bank;

(c)Secretary’s Certificate. A certificate from the Secretary or Assistant Secretary of the Borrower certifying to the Administrative Agent that, among other things, (i) attached thereto as an exhibit is a true and correct copy of the resolutions of the board of directors of the Borrower authorizing the Borrower to enter into the transactions described in this Amendment and the execution, delivery and performance by the Borrower of any documents related to this Amendment, (ii)  the articles of incorporation and by-laws of the Borrower as filed with the Securities and Exchange Commission are in full force and effect and have not been amended or otherwise modified or revoked, and (iii) attached thereto as exhibits are certificates of good standing, each of recent date, from the Secretary of State of Delaware and the Secretary of State of Missouri, certifying the good standing and authority of the Borrower in such states as of such dates; and

(d)Other Documents. Such other documents as the Administrative Agent may reasonably request to further implement the provisions of this Amendment or the transactions contemplated hereby.

29.No Other Amendments; No Waiver of Default. Except as amended hereby, the Credit Agreement and the other Credit Documents shall remain in full force and effect and be binding on the parties in accordance with their respective terms. By entering into this Amendment, the Administrative Agent and the Banks are not waiving any Default or Event of Default which may exist on the date hereof.

30.Expenses. The Borrower agrees to pay and reimburse the Administrative Agent and/or the Banks for all out-of-pocket costs and expenses incurred in connection with the negotiation, preparation, execution, delivery, operation, enforcement and administration of this Amendment, including the reasonable fees and expenses of counsel to the Administrative Agent and the Banks.

31.Counterparts; Electronic Transmission. This Amendment and any documents contemplated hereby may be executed in one or more counterparts and by different parties thereto, all of which counterparts, when taken together, shall constitute but one agreement. This Amendment and any documents contemplated hereby may be executed and delivered by facsimile or other electronic transmission and any such execution or delivery shall be fully effective as if executed and delivered in person.

32.Mo. Rev. Stat. Section 432.047 Statement. The following statement is given pursuant to Mo. Rev. Stat. Section 432.047: NO ORAL AGREEMENTS; FINAL WRITTEN AGREEMENT. ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED THAT IS IN ANY WAY RELATED TO THE CREDIT AGREEMENT. TO PROTECT YOU (THE BORROWER) AND US (THE ADMINISTRATIVE AGENT, THE DOCUMENTATION AGENT, THE LEAD ARRANGER, THE ISSUING BANK AND THE BANKS) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH, TOGETHER WITH ALL OTHER WRITTEN AGREEMENTS BETWEEN US, IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

33.Governing Law. This Amendment shall be governed by the same law that governs the Credit Agreement.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

CERNER CORPORATION,
the Borrower

By: _/s/ Marc G. Naughton___________________
Name: Marc G. Naughton
Title: Chief Financial Officer and Executive Vice-President

U.S. BANK NATIONAL ASSOCIATION,
as Administrative Agent, Joint Lead Arranger, Joint Bookrunner, an Issuing Bank and a Bank

By: _/s/ Shelly Ungles_____________________
    Shelly Ungles
Vice President

COMMERCE BANK
as a Bank

By: _/s/ Jeffrey M. Turner__________________
Name:_Jeffrey M. Turner_______________
Title: _Senior Vice President____________

BANK OF AMERICA, N.A.,
as Documentation Agent, Joint Lead Arranger, Joint Bookrunner, an Issuing Bank and a Bank

By: _/s/ Alok Jain_________________________
Name:_Alok Jain______________________
Title: _Senior Vice President____________

EXHIBIT A

(Banks and Commitments)

Bank	Revolving Credit Loan Commitment Amount	Letter of Credit Commitment Amount*	Bank’s Total Commitment Amount
U.S. Bank National Association	$312,500,000	$44,642,857	$312,500,000
Bank of America, N.A.	$312,500,000	$44,642,857	$312,500,000
Commerce Bank	$75,000,000	$10,714,286	$75,000,000
TOTALS:	$700,000,000	$100,000,000	$700,000,000

*    As more particularly described in the Agreement, the Letter of Credit Commitments is a subcommitment under the Revolving Credit Loan Commitments. Accordingly, extensions of credit under the Letter of Credit Commitments act to reduce, on a dollar-for-dollar basis, the amount of credit otherwise available under the Revolving Credit Loan Commitments.

EXHIBIT F

[Form of Covenant Compliance Certificate and Applicable Margin Certificate]

COVENANT COMPLIANCE AND APPLICABLE MARGIN CERTIFICATE
(for fiscal quarter ended _______)
This Covenant Compliance and Applicable Margin Certificate (the “Certificate”) is delivered pursuant to Section 6.1 of the Third Amended and Restated Credit Agreement, dated as of October 30, 2015, among Cerner Corporation (the “Borrower”); U.S. Bank National Association, as Administrative Agent, Joint Lead Arranger, joint bookrunner, and a Bank; Bank of America, N.A., as Documentation Agent, Joint Lead Arranger, joint bookrunner and a Bank; and the other Banks from time to time a party thereto (as the same may be amended from time to time, the “Amended and Restated Credit Agreement”). Capitalized terms used and not defined in this Certificate have the meanings given to them in the Amended and Restated Credit Agreement.
The undersigned hereby certifies that he or she is a Senior Financial Officer of the Borrower and, as such, is authorized to execute and deliver this Certificate on behalf of the Borrower, and that:
1.EBITDA to Interest Expense. The following amounts reflect the consolidated financial results of the Borrower and its Subsidiaries for the dates or time periods referred to in Section 6.5 of the Amended and Restated Credit Agreement, in each case at the end of the fiscal quarter referred to above:

(a)	Consolidated EBITDA (from line 3(j)) $____________

(b)	Consolidated Interest Expense $____________

(c)	ratio of line 1(a) to line 1(b) _____________ to 1

Compliance:	Does line 1(c) equal or exceed 3.5 to 1?
[yes/no]

2.Total Funded Net Debt to EBITDA. The following amounts reflect the consolidated financial results of the Borrower and its Subsidiaries for the dates or time periods referred to in Section 6.6 of the Amended and Restated Credit Agreement, in each case at the end of the fiscal quarter referred to above:

(a)	Consolidated Total Funded Debt $____________

(b)	less cash and cash equivalents $____________

(c)	Consolidated Total Funded Net Debt $____________

(d)	Consolidated EBITDA (from line 3(j)) $____________

(e)	ratio of line 2(c) to line 2(d) _____________ to 1

Compliance:	Is line 2(c) less than 3.0
to 1?                [yes/no]

3.Calculation of EBITDA. For purposes of lines 1(a) and 2(b) above, and line 4(b) below, Consolidated EBITDA is calculated as follows:

(a)	Consolidated Net Income $____________

(b)	plus Consolidated Interest Expense $____________

(c)	plus federal, state and local taxes $____________

(d)	plus depreciation, amortization and
other non-cash charges                $____________

(e)	plus or minus extraordinary gains or losses $____________

(f)	plus or minus discontinued operations
gains or losses                    $____________

(g)	plus or minus gains or losses from
asset sales                    $____________

(h)	plus or minus non-cash adjustments to
stock investments                $____________

(i)	total adjustments
(sum of lines 3(b) through 3(h))            $____________

(j)	Consolidated EBITDA
(line 3(a) plus line 3(i))                $____________

4.Net Leverage Ratio.

(a)	Consolidated Total Funded Net Debt $_____________
(from line 2(c))

(b)	Consolidated EBITDA (from line 3(j)) $_____________

Leverage Ratio Tier                    ______________
Tier 1 Greater than 2.5
Tier 2 Greater than 2.0 but less than or equal to 2.5
Tier 3 Greater than 1.5 but less than or equal to 2.0
Tier 4 Greater than 1.0 but less than or equal to 1.5
Tier 5 Less than or equal to 1.0
5.Financial Statements The financial statements described in Section 6.1(a) of the Amended and Restated Credit Agreement for the Borrower and its Subsidiaries for the end of the fiscal quarter referred to above, which are attached hereto or publicly available on-line and are incorporated herein by this reference, fairly present the consolidated financial condition and results of operations of the Borrower and its Subsidiaries in accordance with GAAP consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments and to the absence of footnote disclosures).

6.Other Compliance. A review of the activities of the Borrower and its Subsidiaries during the period since the date of the last Covenant Compliance Certificate has been made at my direction and under my supervision with a view to determining whether the Borrower has kept, observed and performed all of its obligations under the Amended and Restated Credit Agreement and all other Credit Documents to which it is a party, and to the best of my knowledge after due inquiry and investigation, (a) the Borrower has kept, observed and performed all of its obligations under the Amended and Restated Credit Agreement and all other Credit Documents to which it is a party, (b) no Default or Event of Default has occurred and is continuing, and (c) all representations and warranties made by the Borrower in the Amended and Restated Credit Agreement and the other Credit Documents to which it is a party are true and correct as of the date of this Certificate.

7.Reliance. This Certificate is delivered to the Administrative Agent for its benefit and the benefit of the Issuing Bank and the Banks and may be conclusively relied upon by all such Persons.

IN WITNESS WHEREOF, the undersigned has executed this certificate on behalf of the Borrower on ____________________.
CERNER CORPORATION
By: ________________________________
Name: ______________________________
Title: _______________________________

[Schedule 1.1 Existing Liens and Schedule 5.12 Subsidiaries have been omitted because they are not material to an investment decision. Cerner Corporation will furnish supplementally a copy of these Schedules to the Commission upon request.]